EXHIBIT (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Calvert Management Series

We consent to the use of our report dated February 21, 2020, with respect to the financial statements of Calvert Flexible Bond Fund (formerly Calvert Absolute Return Bond Fund), a series of Calvert Management Series, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

April 28, 2020